UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Check the appropriate box:
☐ Preliminary proxy statement.
☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☒ Definitive proxy statement.
☐ Definitive additional materials.
☐ Soliciting material pursuant to §240.14a-12.

ORTHOLOGIC CORP.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1275 West Washington Street
Tempe, Arizona 85281

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, May 10, 2007

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of OrthoLogic Corp., a Delaware corporation (the “Company”), will be held on Thursday, May 10, 2007 at 8:00 a.m., local time, at the offices of the Company at 1275 West Washington Street, Tempe, Arizona 85281, for the following purposes:

(1)   To elect a director as a Class I director to serve until the Annual Meeting of Stockholders to be held in the year 2010 or until a successor is elected;

(2)   To ratify the appointment of Ernst & Young LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

(3)   To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Stockholders of record at the close of business on Monday, March 26, 2007 are entitled to vote at the meeting and at any adjournment or postponement thereof. Shares can be voted at the meeting only if the holder is present or represented by proxy. A list of stockholders entitled to vote at the meeting will be open for inspection at the Company’s corporate headquarters for any purpose germane to the meeting during ordinary business hours for 10 days prior to the meeting.

A copy of the Company’s 2006 Annual Report to Stockholders, which includes certified financial statements, is enclosed. All stockholders are cordially invited to attend the Annual Meeting in person.

By order of the Board of Directors,

/s/ John M. Holliman, III
John M. Holliman, III
Executive Chairman
Tempe, Arizona
April 13, 2007

IMPORTANT: It is important that your stockholdings be represented at this meeting. Whether or not you expect to attend the meeting, please complete, date and sign the enclosed Proxy and mail it promptly in the enclosed envelope to assure representation of your shares. No postage need be affixed if mailed in the United States.

OrthoLogic Corp.

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, MAY 10, 2007

1275 West Washington Street
Tempe, Arizona 85281

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, May 10, 2007

SOLICITATION, EXECUTION AND REVOCATION OF PROXIES

Proxies in the accompanying form are solicited on behalf, and at the direction, of the Board of Directors of OrthoLogic Corp. (the “Company”) for use at the Annual Meeting of Stockholders to be held on Thursday, May 10, 2007, at 8:00 a.m., local time, or any adjournment thereof (the “Annual Meeting”) at the offices of the Company at 1275 West Washington Street, Tempe, Arizona 85281. All shares represented by properly executed proxies, unless such proxies have previously been revoked, will be voted in accordance with the direction on the proxies. If no direction is indicated, the shares will be voted in favor of the proposals to be acted upon at the Annual Meeting. The Board of Directors of the Company (the “Board”) is not aware of any other matter which may come before the meeting. If any other matters are properly presented at the meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

When stock is in the name of more than one person, the proxy is valid if signed by any of such persons unless the Company receives written notice to the contrary. If the stockholder is a corporation, the proxy should be signed in the name of such corporation by an executive or other authorized officer. If signed as attorney, executor, administrator, trustee, guardian or in any other representative capacity, the signer’s full title should be given and, if not previously furnished, a certificate or other evidence of appointment should be furnished.

This Proxy Statement and the form of proxy which is enclosed are being mailed to the Company’s stockholders commencing on or about April 13, 2007.

A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company prior to the vote at the Annual Meeting, by written notice of revocation received by the Secretary prior to the vote at the Annual Meeting or by appearing in person at the Annual Meeting, filing a written notice of revocation and voting in person the shares to which the proxy relates.

In addition to the use of the mails, proxies may be solicited by personal conversations or by telephone, telex, facsimile or telegram by the directors, officers and regular employees of the Company. Such persons will receive no additional compensation for such services. Arrangements will also be made with certain brokerage firms and certain other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses incurred in connection therewith. All expenses incurred in connection with this solicitation will be borne by the Company.

The mailing address of the principal executive offices of the Company is 1275 West Washington Street, Tempe, Arizona 85281.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Only stockholders of record at the close of business on March 26, 2007 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were issued and outstanding 41,594,491 shares of the Company’s Common Stock. Each holder of Common Stock is entitled to one vote, exercisable in person or by proxy, for each share of the Company’s Common Stock held of record on the Record Date. The presence of a majority of the shares of Common Stock entitled to vote, in person or by proxy, is required to constitute a quorum for the conduct of business at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. The Inspector of Election appointed by the Chairman of the Board of Directors shall determine the shares represented at the meeting and the validity of proxies and ballots and shall count all proxies and ballots. The nominee for director receiving the highest number of affirmative votes (whether or not a majority) cast by the shares represented at the Annual Meeting and entitled to vote thereon, a quorum being present, shall be elected as a director. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote is required with respect to the approval of the other proposals set forth herein. Abstentions have the effect of negative votes. Stockholders are not entitled to any dissenter’s or appraisal rights under Delaware law or the Company’s Restated Certificate of Incorporation for the proposals set forth in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock at March 9, 2007 with respect to (i) each person known to the Company to own beneficially more than five percent of the outstanding shares of the Company’s Common Stock, (ii) each director of the Company, (iii) each of the named executive officers and (iv) all directors and executive officers of the Company as a group.

	Shares Beneficially Owned (1)
Identity of Stockholder or Group	Number	Percent
Michael D. Casey (2)	106,612	*
Fredric J. Feldman (3)	308,462	*
John M. Holliman, III (4)	412,937	*
Elwood D. Howse (5)	260,256	*
William M. Wardell (6)	49,690	*
Augustus A. White III (7)	325,343	*
Randolph C. Steer (8)	121,965	*
Les M. Taeger (9)	125,625	*
Dana B. Shinbaum (10)	113,438	*
James T. Ryaby (11)	304,901	*
James M. Pusey (12)	170,469	*
Sherry A. Sturman	22,000	*
All directors and executive officers as a group (13)	2,321,698	5.3

________________________________
* Less than one percent

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares, which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days of the date of the table, are deemed beneficially owned by the optionee. Except as indicated by footnote, and subject to community property laws where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Includes 95,000 shares Mr. Casey has a right to acquire upon exercise of stock options.

(3)	Includes 210,000 shares Dr. Feldman has a right to acquire upon exercise of stock options. Voting and investment power shared with spouse.

(4)
Includes 321,667 shares Mr. Holliman has a right to acquire upon exercise of stock options, 3,000 shares indirectly owned as trustee, 1,658 shares indirectly owned as trustee of Valley Ventures III, LP

(5)	Includes 200,000 shares Mr. Howse has a right to acquire upon exercise of stock options.

(6)	Includes 45,000 shares Dr. Wardell has a right to acquire upon exercise of stock options.

(7)	Includes 210,000 shares Dr. White has a right to acquire upon exercise of stock options.

(8)	Includes 96,667 shares Dr. Steer has a right to acquire upon exercise of stock options.

(9)	Includes 115,625 shares Mr. Taeger has a right to acquire upon exercise of stock options.

(10)	Includes 98,438 shares Mr. Shinbaum has a right to acquire upon exercise of stock options.

(11)	Includes 282,001 shares Dr. Ryaby has a right to acquire upon exercise of stock options.

(12)	Includes 170,469 shares Dr. Pusey has a right to acquire upon exercise of stock options.

(13)	Includes 1,844,867 shares directors and executive officers have a right to acquire upon exercise of stock options.

PROPOSAL 1: ELECTION OF DIRECTOR

One director is to be elected at the Annual Meeting to serve as a Class I director until the Annual Meeting of Stockholders to be held in the year 2010 or until his respective successor is elected. Unless otherwise instructed, the proxy holders will vote the Proxies received by them FOR the Company’s nominee Fredric J. Feldman, Ph.D. Dr. Feldman is currently a director of the Company. The nominee for director receiving the highest number of affirmative votes (whether or not a majority) cast by the shares represented at the Annual Meeting and entitled to vote thereon, a quorum being present, shall be elected as a director. Only affirmative votes are relevant in the election of directors.

Pursuant to the Company’s Restated Certificate of Incorporation, the Board of Directors is classified into three classes, with each class holding office for a three-year period. The Restated Certificate of Incorporation restricts the removal of directors under certain circumstances. The number of directors may be increased to a maximum of nine. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The name of the nominee for director and of the directors, whose terms continue beyond the Annual Meeting, and certain information about them, are set forth below.

The Board Recommends A Vote In Favor Of The Named Nominee

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

Nominee for Class I Director Whose Term Will Expire at the Annual Meeting Held in the Year 2010

Fredric J. Feldman, Ph.D. (1) (2)	Director since 1991

Fredric J. Feldman, Ph.D., 66, has been the President of FJF Associates, a consultant to health care venture capital and emerging companies, since February 1992. From September 1995 to June 1996, he was the Chief Executive Officer of Biex, Inc., a women’s healthcare company. He served as Chief Executive Officer of Oncogenetics, Inc., a cancer genetics reference laboratory from 1992 to 1995. Between 1988 and 1992, Dr. Feldman was the President and Chief Executive Officer of Microgenics Corporation, a medical diagnostics company. He has been a director of a number of public and private companies involved in the healthcare industry.

Class II Directors Whose Terms Will Expire at the 2008 Annual Meeting:

John M. Holliman, III (1)	Director since 1987

John M. Holliman, III, 53, became Executive Chairman and Principal Executive Officer of the Company on April 5, 2006 and has served as a director of the Company since September 1987 and as Chairman of the Board of Directors since August 1997. Since February 1993 he has been a general partner of entities, which are the general partners of Valley Ventures, LP (formerly known as Arizona Growth Partners, LP), Valley Ventures II, LP and Valley Ventures III, LP, all of which are venture capital funds that invest principally in life science companies .

Augustus A. White III, MD, Ph.D. (2) (4)	Director since 1993

Dr. White, 70, became a director of the Company in July 1993. He is the former Master of the Oliver Wendell Holmes Society and currently the Ellen and Melvin Gordon Professor of Medical Education and Professor of Orthopedic Surgery at the Harvard Medical School and the Harvard-MIT Division of Health Sciences and Technology since July 1978; and Orthopedic Surgeon-in-Chief, Emeritus, at the Beth Israel Deaconess Medical Center in Boston since 1990. From 1992 to 1994, he served as the Chief of Spine Surgery at Beth Israel and is Director of the Daniel E. Hogan Spine Fellowship Program. He is a graduate of Brown University, the Stanford University Medical School, holds a Ph.D. from the Karolinska Institute in Stockholm, and graduated from the Advanced Management Program at the Harvard Business School. Dr. White is a recipient of the Bronze Star, which he earned while stationed as a Captain in the U.S. Army Medical Corps in Vietnam. Dr. White is currently a director of Zimmer Holdings, Inc., a publicly held designer, marketer and manufacturer of orthopedic products.

Class III Directors Whose Terms Will Expire at the 2009 Annual Meeting:

Elwood D. Howse, Jr. (1)(2)(3)	Director since 1987

Elwood D. Howse, Jr., 67, has served as a director of the Company since September 1987. In 1982, Mr. Howse founded Cable, Howse and Ragen, investment banking and stock brokerage firm, now owned by Wells Fargo and known as Ragen MacKenzie. In 1977, Mr. Howse co-founded Cable & Howse Ventures, an early stage venture capital firm focused on technology. In 1976, he served as Vice President, Corporate Finance, for Foster & Marshall, a northwest stock brokerage firm. In 1974 he was the Chief Financial Officer of Seattle Stevedore Company and the Miller Produce Company.  Mr. Howse has served as a corporate director and advisor to various public, private and non-profit enterprises. He served on the board of the National Venture Capital Association and is past President of the Stanford Business School Alumni Association. He currently serves on the boards of directors of BSQUARE Corporation (BSQR), Formotus, Inc., Perlego Systems Inc., PowerTech Group, Inc., and not-for-profits, Junior Achievement Worldwide and Junior Achievement of Washington.

William M. Wardell, MD, Ph.D. (4)	Director since February 2006

Dr. Wardell, 68, was appointed by the OrthoLogic Board of Directors on February 11, 2006, to fill a vacancy (Class III) on the Board. He owns and operates the consulting firm Wardell Associates International LLC in Princeton, NJ, where he specializes in drug development, regulatory approval, and safety for a range of pharmaceutical and biotechnology companies. Dr. Wardell has published over one hundred scientific papers and four books, and has testified as an expert in drug development during several Congressional hearings. Dr. Wardell has 22 years of experience in the healthcare industry, holding leadership positions as President, Protein Engineering Corporation (now DYAX); Senior Vice President of Drug Development, Parke-Davis; Vice President and Medical Director, Boehringer Ingelheim Pharmaceuticals; Senior Scientific Officer, Covance; and Executive Director of the Covance Institute for Drug Development Sciences. During his tenure at these companies, Dr. Wardell was responsible for 11 approved New Drug Applications. He previously served as an associate professor of Pharmacology, Toxicology and Medicine, attending on the Clinical Pharmacology consultation service of Strong Memorial Hospital at the University of Rochester Medical Center, where he co-founded and directed the University’s Center for the Study of Drug Development. Dr. Wardell earned his MA, PhD in pharmacology, and MD at the University of Oxford (UK), and was a Merck International Fellow in Clinical Pharmacology and Medicine under Dr. Louis Lasagna at the University of Rochester / Strong Memorial Hospital. He currently serves on the Board of Directors of PhytoCeutica, Inc., the Scientific Advisory Board of Eleos, Inc., and the Board of the American Board of Clinical Pharmacology.

Class I Director Whose Term Will Expire at the Annual Meeting of Stockholders on May 10, 2007:

Michael D. Casey (3)	Director since 2004

Michael D. Casey, 61, became a director of the Company in January 2004, filling a newly created vacancy on the Board of Directors. Mr. Casey informed the OrthoLogic Board of Directors on March 28, 2007, that he does not intend to seek re-election to the Board at the Annual Meeting of Stockholders on May 10, 2007 due to personal and family commitments, and, accordingly, his term will expire on that date.

******
(1)	Member of the Executive Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Corporate Governance/Nominating Committee
******

BOARD MEETINGS AND COMMITTEES

The Board of Directors was composed of six outside directors. On April 5, 2006, Mr. Holliman became Executive Chairman and Principal Executive Officer of the Company and is no longer an independent director under NASD Marketplace Rule 4200(a)(15). The Board has determined that each director other than Mr. Holliman is independent for purposes of Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. (“NASD”). The Board of Directors held a total of twelve meetings during the fiscal year ended December 31, 2006. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and any committee on which such director served during the period of such service. Currently, the Board of Directors does not have a policy regarding director attendance at the Company’s annual meeting of stockholders. All of the directors attended last year’s annual meeting of stockholders in person.

Independent directors regularly meet in executive sessions without the Executive Chairman or other members of management to review the criteria upon which the performance of the Executive Chairman is based, the performance of the Executive Chairman against that criteria, to ratify the compensation of the Executive Chairman as approved by the Compensation Committee, and to discuss other relevant matters.

The Board presently has an Executive Committee, an Audit Committee, a Compensation Committee and a Corporate Governance/Nominating Committee. The Executive Committee, which acts on Board matters that arise between meetings of the full Board of Directors, consists of Dr. Feldman, Mr. Holliman and Mr. Howse. During 2006 the Executive Committee did not meet separately as all matters were discussed and acted on by the full Board.

Audit Committee

The Audit Committee, which is a separately-designated standing committee established in accordance with section 3(a)(58)(A) of the Exchange Act, consisted of Mr. Howse (Chairman), Dr. White and Dr. Feldman and met five times in 2006. The Audit Committee assists the Board of Directors in its oversight of financial reporting practices, including the independent auditors’ qualifications and independence, and the performance of the Company’s internal audit function. The Audit Committee appoints the Company’s independent auditors. The Audit Committee meets independently with representatives of the Company’s independent auditors and with representatives of senior management. The Committee reviews the general scope of the Company’s annual audit, the fee charged by the independent auditors and other matters relating to internal control systems. In addition, the Audit Committee is responsible for approving, reviewing and monitoring the performance of non-audit services by the Company’s auditors. The Audit Committee operates under a written charter that has been adopted by the Board of Directors.

The Board of Directors has determined that the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with applicable NASD Marketplace Rules for audit committees. In particular, all audit Committee members possess the required level of financial literacy, at least one member of the Audit Committee meets the current standard of requisite financial management expertise and the Board of Directors has determined that Elwood D. Howse, Jr., the Chairman of the Audit Committee, is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities and Exchange Commission (the “SEC”). Additionally, Mr. Howse and each of the other members of the Audit Committee is an “independent director” as defined in NASD Marketplace Rule 4200(a)(15).

The Audit Committee Charter is available on the Company’s website at www.orthologic.com.

Compensation Committee

The Compensation Committee, which consists of Mr. Casey and Mr. Howse, met three times during 2006. Each member of the Compensation Committee is an “independent” director as defined in NASD Marketplace Rule 4200(a)(15) and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code. The Compensation Committee reviews salaries and benefit programs designed for senior management, officers and directors and administers certain grants under the Company’s stock option plans with a view to ensure that the Company is attracting and retaining highly qualified managers through competitive salary and benefit programs and encouraging extraordinary effort through incentive rewards. The Compensation Committee does not have a written charter.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee examines and recommends nominations for the Board of Directors and officers of the Company. The criteria prepared by the Corporate Governance/Nominating Committee are used to determine whether the selection of a particular nominee, either nominated by the Company or by a stockholder, would be appropriate. The Corporate Governance/Nominating Committee operates under a written charter, a copy of which is posted on our website. Although the Corporate Governance/Nominating Committee has not established minimum standards for Board nominees, the Corporate Governance/Nominating Committee generally seeks candidates with chief operating, executive or financial officer experience in complex organizations; a commitment to give the time and attention to the duties required of them; and evidence of an independent and inquiring mind willing to question management’s assumptions. On an as needed basis, the Corporate Governance/Nominating Committee uses the services of outside consultants to assist the Corporate Governance/Nominating Committee to identify capable director candidates.

The Corporate Governance/Nominating Committee consists of Dr. Wardell and Dr. White. Dr. Wardell and Dr. White are independent directors under NASD Marketplace Rule 4200(a)(15 The Corporate Governance/Nominating Committee met one time during 2006. The Corporate Governance/Nominating Committee nominated Mr. Casey and Dr. Feldman for election as Class I directors for this year’s annual meeting of stockholders.

Stockholder Nomination of Director Candidates

The Corporate Governance/Nominating Committee will consider for nomination as a director of the Company any director candidate recommended or nominated by stockholders in accordance with the process outlined below.

Stockholders wishing to recommend candidates for consideration by the Corporate Governance/Nominating Committee may do so by providing the candidate’s name, contact details, biographical data, and qualifications in writing to the Corporate Governance/Nominating Committee, c/o Secretary, 1275 West Washington Street, Tempe, Arizona 85281. The Board may change the process for the means by which stockholders may recommend director candidates to the Corporate Governance/Nominating Committee. Please refer to the Company’s website at www.orthologic.com and the Company’s SEC filings for any changes to this process. The Company has not received any stockholder recommendations of director candidates with regard to the election of directors covered by this Proxy Statement or otherwise.

Any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such stockholder’s intent to make such nomination is given, either by personal delivery at 1275 West Washington Street, Tempe, Arizona or by United States mail, postage prepaid to Secretary, OrthoLogic Corp., 1275 West Washington Street, Tempe, Arizona 85281, not later than: (i) with respect to the election to be held at an annual meeting of stockholders, 20 days in advance of such meeting; and (ii) with respect to any election to be held at a special meeting of stockholders for the election of directors, the close of business on the fifteenth (15th) day following the date on which notice of such meeting is first given to stockholders. Each such notice must set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that such stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if such nominee had been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if elected. The chairman of the stockholders’ meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Stockholder Communications with Board

Stockholders wishing to communicate with the Board of Directors or with a Board member should address communications to the Board or to the particular Board member, c/o Secretary, 1275 West Washington Street, Tempe, Arizona 85281. All communications sent in this manner to the Board members will be forwarded directly to the Board. From time to time, the Board may change the process for the means by which stockholders may communicate with the Board or its members. Please refer to the Company’s website at www.orthologic.com for any changes to this process.

COMPENSATION OF DIRECTORS

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Michael D. Casey Director	28,000	20,000	46,000				94,000
Fredric J. Feldman, Ph.D. Director	28,000	20,000	46,000				94,000
John M. Holliman, III, Executive Chairman	28,000	20,000	174,000			133,000	355,000
Elwood D. Howse, Director	28,000	20,000	46,000				94,000
William M. Wardell, MD, Ph.D. Director	28,000	8,000	48,000			78,000	162,000
Augustus A. White, III, MD, Ph.D. Director	28,000	20,000	46,000				94,000

During the year ended December 31, 2006, the Company paid directors an annual retainer of $24,000 payable quarterly in advance and $1,000 for each board meeting attendance. All directors are eligible for the grant of nonqualified stock options pursuant to the Company’s 1997 Stock Option Plan or 2005 Equity Incentive Plan. On June 10, 2005, the Board of Directors approved an annual award to each director of a non-qualified stock option to purchase 10,000 shares of the Company’s common stock. The Company issued to each director non-qualified options to acquire 10,000 shares at a price of $4.90 per share on January 1, 2006 (fair value of $25,000), and 10,000 shares at a price of $1.43 per share on January 1, 2007 (fair value of $11,000). Annual option grants are granted on January 1 of each year at the closing market price on the last trading day of the prior year. On May 12, 2006 the Board of Directors issued each director non-qualified options to purchase 25,000 shares of the Company’s Common Stock at $1.75 a share (fair value of $21,000). These options vested immediately and were granted at the market price on the date of grant. All options have been granted with ten-year terms.

On June 10, 2005 the Board of Directors also approved an annual award to each director of $25,000 of restricted stock. The shares granted vest one year from the date of issuance. The Board of Directors conditionally granted to each director 6,510 shares on June 10, 2005 and 5,102 shares on January 1, 2006, subject to shareholder approval of the 2005 Equity Incentive Plan. On May 12, 2006 the Company’s shareholders approved the 2005 Equity Incentive Plan and the conditional grants became effective (fair value on May 12, 2006 of 11,612 shares was $20,000) and all shares were fully vested at December 31, 2006. On January 1, 2007 the Board awarded 17,483 shares of restricted stock to each director, which represents a fair value of $25,000, with the number of shares determined by the closing price of the Company’s Common stock on the last trading day of 2006.

William M. Wardell, MD, Ph.D, performed various regulatory related consulting services for the Company during 2006 for which he was paid $78,000.

On April 4, 2006, John M. Holliman, III, became Executive Chairman of the Company and subsequently entered into an agreement that provides for annual compensation of $200,000 and eligibility for an additional payment (bonus) of up to 40% of the annual compensation, to be determined assuming a fiscal year ending March 31, 2007.

On May 12, 2006, John M. Holliman, III, Executive Chairman, was granted an option to purchase 200,000 shares of the Company’s common stock at $1.75 per share, the closing market price on the date of grant. The options vest over a two-year period and have a fair value of $196,000 on the date of grant. (See the Executive Compensation Summary Compensation Table included in this proxy statement for additional information.)

Director Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)_
Michael D. Casey	40,000			7.40	1/23/2014

John M. Holliman, III	20,000			3.58	8/24/2011
*	58,333	141,667		1.75	5/12/2016

William M. Wardell, MD, Ph.D.	10,000			5.33	2/11/2016

Augustus A. White, III, MD, Ph.D.	10,000			3.25	8/21/2008

Various directors:
(2) (3) (4) (6)	12,000			5.25	5/16/2007
(2) (3) (4) (6)	13,000			5.38	10/17/2007
(2) (3) (4) (6)	5,000			5.53	1/1/2008
(2) (3) (4) (6)	5,000			3.34	12/31/2008
(2) (3) (4) (6)	5,000			2.53	12/29/2009
(2) (3) (4) (6)	5,000			2.44	12/15/2010
(2) (3) (4) (6)	30,000			3.19	1/19/2011
(2) (3) (4) (6)	25,000			3.93	10/26/2011
(2) (3) (4) (6)	5,000			4.89	12/31/2011
(2) (3) (4) (6)	10,000			3.61	12/31/2012
(2) (3) (4) (6)	10,000			6.13	12/31/2013
(2) (3) (4) (6)	30,000			7.40	1/23/2014
(2) (3) (4) (6)(1)	10,000			6.25	12/31/2014
(2) (3) (4) (6)(1)	10,000			4.90	1/2/2016
(2) (3) (4) (6)(1)(5)	25,000			1.75	5/12/2016

Casey, Michael (1)	* Vest monthly over a two-year period ending 5/12/08
Feldman, Fred (2)	All other directors options were fully vested on 12/31/2006
Holliman, John (3)
Howse, Elwood (4)
Wardell, William (5)
White, Augustus (6)

Executive Officers

The following table sets forth information regarding our executive officers:

Name		Title
	Age
John M. Holliman, III	53	Executive Chairman and Principal Executive Officer
Randolph C. Steer, MD, Ph.D.	57	President
Les M. Taeger	56	Senior Vice President and Chief Financial Officer
Dana B. Shinbaum	44	Vice President, Business Development
James T. Ryaby, Ph.D.	48	Senior Vice President and Chief Scientific Officer (resigned effective November 17, 2006)
James M. Pusey, MD	48	President and Chief Executive Officer (resigned April 5, 2006)
Sherry A. Sturman	42	Senior Vice President and Chief Financial Officer (resigned January 16, 2006)

OrthoLogic announced the resignation of its Chief Financial Officer, Sherry A. Sturman, and the hiring of its new Chief Financial Officer, Les M. Taeger, effective January 16, 2006. Effective January 16, 2006 Ms. Sturman began a two-year transition period per the terms of her employment agreement leading to the termination of her employment with the Company. On April 5, 2006 the Company announced the resignation of its Chief Executive Officer, Dr. James M. Pusey. Effective April 5, 2006, John M. Holliman, III, Chairman of the Board, assumed certain duties of the Chief Executive Officer and Randolph C. Steer assumed the duties of the President. On November 22, 2006 the Company announced the resignation of its Senior Vice President and Chief Scientific Officer, James T. Ryaby, Ph.D.

John M. Holliman, III, became Executive Chairman and Principal Executive Officer of the Company on April 5, 2006 and has served as a director of the Company since September 1987 and as Chairman of the Board of Directors since August 1997. Since February 1993 he has been a general partner of entities, which are the general partners of Valley Ventures, LP (formerly known as Arizona Growth Partners, LP), Valley Ventures II, LP and Valley Ventures III, LP, all of which are venture capital funds that invest principally in life science companies.

Randolph C. Steer, MD, Ph.D., became President of the Company on April 5, 2006. Dr. Steer has been an independent pharmaceutical, biotechnology and medical devices consultant since 1989, and has provided consulting services to OrthoLogic since 2002. He has a broad scientific, medical and business background, including extensive experience in pre-clinical, clinical and regulatory affairs, having held key management positions in leading corporations and having served as an advisor to many companies in the United States and abroad. Dr. Steer has also advised numerous venture capital firms, investment banks and independent investors on the commercial development of drugs, biologics, diagnostics and medical devices. He has served as Associate Director of Medical Affairs at Marion Laboratories; Medical Director at Ciba Consumer Pharmaceuticals (Ciba-Geigy Corporation); Vice President, Senior Vice President and Member of the Executive Committee at Physicians World Communications Group; Chairman, President and Chief Executive Officer of Advanced Therapeutics Communications International, a global drug regulatory group, and Chairman and Chief Executive Officer of Vicus.com, Inc. He is a member of the Board of Directors of Techne Corporation and BioCryst Pharmaceuticals. Dr. Steer received his MD degree from the Mayo Medical School and his Ph.D. from the University of Minnesota, where he also completed a residency and subspecialty fellowship in clinical and chemical pathology. He is a Fellow of the American College of Clinical Pharmacology.

Les M. Taeger joined OrthoLogic as Senior Vice President and Chief Financial Officer on January 16, 2006. Mr. Taeger most recently served as Chief Financial Officer of CardioTech International, Inc. (“CardioTech”). CardioTech is a publicly-traded, medical device company that develops, manufactures and sells advanced products for the treatment of cardiovascular disease. From September, 2000 to February, 2004, when Mr. Taeger became Chief Financial Officer of CardioTech, Mr. Taeger served as Chief Financial Officer of Gish Biomedical, Inc. (“Gish”). Gish, now a subsidiary of CardioTech pursuant to a merger transaction involving the companies in April, 2003, specializes in the manufacture and sale of products used in open-heart surgery, vascular access and orthopedic surgery. Prior to his employment with CardioTech and Gish, Mr. Taeger was employed for over five years as Chief Financial Officer of Cartwright Electronics, Inc., a division of Meggitt, PLC. Mr. Taeger is a Certified Public Accountant, with a Bachelor degree in accounting.

Dana B. Shinbaum joined OrthoLogic as Vice President of Business Development in October 2005. Previously he served as Vice President, Product Planning and Market Analytics at Savient Pharmaceuticals, Inc., and has over seventeen years of experience in the pharmaceutical/biotechnology industry. While at Savient his responsibilities included creating and developing new business opportunities, leading global project teams and managing product launches. He played key strategic planning roles in Savient’s acquisition of Rosemont Pharmaceuticals Ltd. and the divestiture of Bio-Technology General Ltd., Savient’s global biologics business. Prior to joining Savient, Mr. Shinbaum was at Wyeth-Ayerst Laboratories, where he served in a variety of market planning and marketing roles, including Product Manager for the PREMARIN® franchise. Mr. Shinbaum received a Master of Business Administration, summa cum laude, from Drexel University in Philadelphia and a Bachelor of Arts degree from Lafayette College in Easton, Pennsylvania.

James T. Ryaby, Ph.D., (departed Executive) joined OrthoLogic as Director of Research in 1991, became Vice President of Research in 1997 and was promoted to Senior Vice President and Chief Technology Officer in early 2003.

James M. Pusey, MD (departed Executive), joined OrthoLogic as President and Chief Executive Officer on March 15, 2005.

Sherry A. Sturman (departed Executive) joined OrthoLogic as Director of Finance in October 1997 and began serving as the Vice President of Administration and Chief Financial Officer in June 2000, and was promoted to Senior Vice President in early 2003.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The objectives of the Company’s executive compensation policies are to attract, retain and reward executive officers who contribute to the Company’s success, to align the financial interests of executive officers with the performance of the Company, to strengthen the relationship between executive pay and shareholder value, to motivate executive officers to achieve the Company’s business objectives and to reward individual performance. The Company used base salary, cash bonuses, restricted stock and stock options to achieve these objectives.

Review of Current Compensation Components of Executive Chairman and other Executive Officers

The Compensation Committee reviews all components of the Executive Chairman’s and other executive officers’ compensation, including salary, bonus, restricted stock, accumulated vested and unvested stock options, the dollar value to the executive and cost to the company of all perquisites and other personal benefits, as well as the actual projected payout obligations under several potential severance and change-in-control scenarios and any limitations on the deductibility for federal income tax purposes of all compensation. Documentation is provided to the Compensation Committee consisting of the following:

1)
Each Executive has individual performance goals for the fiscal year. The Compensation Committee reviews the performance goals and expectations for individual executive positions. Based on recommendations from the Executive Chairman and the Compensation Committee’s evaluation of the performance achievement of these goals, the Compensation Committee determines the resulting bonus and/or changes to salary components for the executive officers. The Executive Chairman also recommends individual performance objectives for himself for each fiscal year. The Compensation Committee approves the performance objectives of the Executive Chairman and evaluates the Executive Chairman’s performance measured against these objectives and evaluates and formulates any potential changes in compensation accordingly.

2)
The Company’s performance is compared against the goals for the fiscal year. Strategic, high level performance expectations are identified each fiscal year for the Company. The Executive Chairman provides documentation to the Compensation Committee regarding the expectations and corresponding results of operations.

3)
The level of compensation for executives in similar positions for companies of similar size and development structure is used as a benchmark. To enable the Company to continue to attract and retain executives in the competitive marketplace, executive compensation for similar companies is reviewed annually. The Company typically obtains this data through a review of publicly available executive compensation information for comparable public companies listed on the Nasdaq Global Market and through purchased survey data tailored to the industry and size of the Company.

The Compensation Committee’s Conclusion

Based on the review detailed above, the Compensation Committee, at its meeting held at the beginning of the fiscal year, formulates its recommendations regarding what areas of the compensation components will be adjusted for the upcoming year and what the performance bonus for the prior year will be.

Board Approval

At the first Compensation Committee meeting of the year, the Compensation Committee reviews the Executive Chairman and other executive officers’ compensation and bonuses and presents its recommendations to the Board of Directors. The final total compensation package decision regarding the Executive Chairman is made by the Independent Directors in an Executive Session without the Executive Chairman or other members of management present, and the final decisions on other executives’ total compensation packages are made by the full Board of Directors.

The following discussion is provided to facilitate stockholder understanding of the Named Executive Officer compensation information included with this proxy statement. Overall our compensation decisions are framed by the nature of our business as a development stage pharmaceutical company with the need for highly specialized and talented individuals. Our compensation policies are designed to take into account the fact that the competition for executives is with all sizes of pharmaceutical firms and must factor in not just comparable compensation, including health care, retirement or other traditional executive benefits, but issues such as location and position stability. We operate in Tempe, Arizona, a relatively small market for biotechnology, and in a field with substantial product development risks, with no current revenue and limited funds.

ANNUAL BASE COMPENSATION AND CASH BONUS

As previously mentioned, each executive officer receives a base salary and a cash bonus which is based on performance against both Company and individual performance goals. We have established base salaries which we feel are comparable to other biotechnology firms and with the potential cash bonus, provide for a reasonable level of cash-based compensation to the executives. Base compensation in 2006 ranged from $368,000 for Dr. Pusey (resigned April 5, 2006) to $227,000 for Mr. Taeger. In 2006 the bonus potential ranged from 50% of base salary for Dr. Pusey to 40% for Mr. Shinbaum. The bonus plan placed 25-30% of the executive’s cash compensation at risk, which we believe is a reasonable level of risk for cash-based compensation. In 2006, performance for the bonus plan was weighted 70% towards Company goals and 30% towards individual goals. Company and individual goals included a combination of operating, such as timely completion of clinical or pre-clinical tasks and performance against our strategic plan, financial, such as performance to budget or generation of unbudgeted cost savings, and administrative, such as maintaining compliance with Securities and Exchange Commission rules, regulations and reporting requirements. We believe that the cash compensation at risk and the performance goals of the 2006 bonus plan serve to align our executive’s interests with our interests and focus their efforts where we believe they have the potential to achieve performance we have identified as important to accomplishing objectives necessary to advance our development efforts.

The disclosed bonus compensation for 2006 for Dr. Pusey and Mr. Shinbaum include negotiated amounts which were part of our employment offer to them in 2005. Such amounts were determined based on the position and competitive factors at the time of the offers.

Equity Based Compensation

As previously discussed, we provide a certain level of cash compensation to each executive as both a short-term reward and to focus executive performance on short-term goals that are part of our long-term strategies. Additionally, we use a combination of stock option grants and stock awards, both during the employment offer process and annually, to generate a commitment to and a long-term investment in our company. Grants and awards connected with employment offers were determined based on the position and competitive factors at the time of the offers.

Stock Option Grants

As part of our long-term incentives we grant options to purchase shares of our common stock to our executives. Grants to our executives under our compensation plan ranged from options to purchase 50,000 shares for Dr. Pusey to options to purchase 35,000 shares for Mr. Shinbaum. Grants are targeted such that an annual $1 increase in market price, currently an annual $42,000,000 increase in shareholder value, would provide approximately 10% of the executive’s compensation. We believe grants at these levels serve to gradually increase our executive’s commitment to our company and align their interests with other stockholders of the company.

Stock option compensation in 2006 for Mr. Holliman and Dr. Steer relate to grants negotiated as part of our offers to them to assume the duties of Executive Chairman and President, respectively, in April 2006, upon the resignation of our CEO Dr. Pusey.

On March 15, 2006, the Company reported results of an analysis of data from its Phase 3 clinical trial of the novel synthetic peptide Chrysalin® (TP508) in unstable, displaced distal radius (wrist) fractures. Subsequent to the release of the results we experienced a significant decline in our stock price which greatly diminished the value of the past long-term incentive grants and awards. In order to strengthen the alignment of our executives interests with our shareholders interests during what we believe is a critical period in our development efforts, in June 2006, we granted our executives non-qualified stock options to purchase, from 200,000 (Dr. Pusey) to 150,000 (other executives), shares of our common stock, with the options vesting monthly over two years. These grants were not part of our annual compensation plan and were separately determined to be an important step in reestablishing a competitive long-term compensation component to our executive compensation plan.

   Stock Awards

In 2006 there were no stock awards for executive performance. The disclosed compensation relates to awards made in 2005 to Dr. Ryaby and Ms. Sturman and to Dr. Pusey and Mr. Shinbaum for awards negotiated as part of our employment offers to them in 2005, on which the performance conditions were achieved in 2006.

We believe stock awards are an important element in our compensation plan, however in 2006 we made no stock awards due to the previously discussed additional stock option grant to executives in June 2006. Future awards may be made and are targeted to comprise approximately 10% of total executive compensation and will be a fixed dollar amount award with the number of shares determined by the closing market price on the date prior to the date of grant. Given the compensation levels of our executives we believe awards at these levels serve to gradually increase our executive’s commitment to our company and align their interests with other stockholders of the company.

Fringe Benefits, Perquisites and Retirement Benefits

Our executives participate in group health, dental, life, and disability programs and participate in our 401K plan on the same basis as other employees. No perquisites are provided to executives that are not provided to other employees or that in aggregate exceed $10,000 per year.

As part of our employment offer to Dr. Pusey in 2005, we agreed to annually reimburse Dr. Pusey for up to $30,000 in personal travel expenses. In 2006 Dr. Pusey was reimbursed $14,000 for personal travel expenses.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) recommends the compensation of the Executive Chairman and President to the Board and reviews and approves the design, administration and effectiveness of compensation programs for other key executive officers, including salary, cash bonus levels, other perquisites and stock awards or option grants under the Company’s stock option plans. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee during 2006:

Michael D. Casey
Elwood D. Howse, Jr.
Fredric J. Feldman, Ph.D. (replaced by Mr. Casey on August 24, 2006)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2006, Fredric J. Feldman, Ph.D., Michael D. Casey and Elwood D. Howse, Jr., each an independent director, served on the Compensation Committee of the Board of Directors. Dr. Feldman was replaced on the Compensation Committee by Mr. Casey on August 24, 2006.

Summary Compensation Table

The following table sets forth, with respect to the year ended December 31, 2006 compensation awarded to, earned by or paid to the Company’s named executive officers.

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John M. Holliman, III Executive Chairman	2006	133,000		20,000	174,000			28,000 (1)	355,000
Randolph C. Steer, MD, Ph.D. President	2006	200,000			174,000			66,000 (2)	440,000
Les M. Taeger Chief Financial Officer	2006	198,000	86,000		351,000				635,000
Dana B. Shinbaum VP Business Development	2006	227,000	107,000	26,000	187,000				547,000
James M. Pusey, MD	2006	197,000	188,000	426,000	487,000			14,000 (3)	1,312,000
Sherry A. Sturman	2006	173,000		35,000					208,000
James T. Ryaby, Ph.D.	2006	196,000		35,000	151,000			70,000 (4)	452,000

(1)	Mr. Holliman is a member of the Board of Directors and received $28,000 in Board fees in 2006.
(2)	Prior to becoming an employee, Dr. Steer performed consulting services for the Company for which he was paid $66,000 in 2006.
(3)
Dr. Pusey’s employment agreement provided for reimbursement of personal travel expenses up to $30,000 per year. Prior to his resignation on April 5, 2006, Dr. Pusey had been reimbursed $14,000 for personal travel expenses.

(4)
On November 12, 2006, Dr. Ryaby resigned his position as Senior Vice President and Chief Scientific Officer and entered into a consulting agreement with the Company that provided for an initial payment of $40,000 and monthly consulting fees of $21,000.

Option GRANTS / STOCK AWARDS

The following table sets forth information about stock option grants and stock awards during the last fiscal year to the executive officers named in the Summary Compensation Table.

Grants of Plan-based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (1) ($)
(a)	(b)	(i)	(j)	(k)	(l)
John M. Holliman, III Executive Chairman	1/1/06 5/12/06 5/12/06 5/12/06	11,612	10,000 25,000 200,000	4.90 1.75 1.75	25,000 21,000 196,000 20,000
Randolph C. Steer, MD, Ph.D. President	5/12/06		200,000	1.75	196,000
Les M. Taeger Chief Financial Officer	1/16/06 6/2/06		150,000 150,000	5.15 1.70	482,000 143,000
Dana B. Shinbaum VP Business Development	1/30/06 6/2/06 5/12/06	15,000	35,000 150,000	5.39 1.70	119,000 143,000 26,000
James M. Pusey, MD	2/11/06		50,000	5.33	168,000
Sherry A. Sturman	5/12/06	20,000			35,000
James T. Ryaby, Ph.D.	1/30/06 6/2/06 5/12/06	20,000	35,000 150,000	5.39 1.70	119,000 143,000 35,000

 (1) Fair value of the grants at the date of the grants was determined using the Black-Scholes model as described in Note 8 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2007.

Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)_
John M. Holliman, III
	12,000			5.25	5/16/2007
	13,000			5.38	10/17/2007
	5,000			5.53	1/1/2008
	5,000			3.34	12/31/2008
	5,000			2.53	12/29/2009
	5,000			2.44	12/15/2010
	30,000			3.19	1/19/2011
	20,000			3.58	8/24/2011
	25,000			3.93	10/26/2011
	5,000			4.89	12/31/2011
	10,000			3.61	12/31/2012
	10,000			6.13	12/31/2013
	30,000			7.40	1/23/2014
	10,000			6.25	12/31/2014
	10,000			4.90	1/2/2016
	25,000			1.75	5/12/2016
**	58,333	141,667		1.75	5/12/2016

Randolph C. Steer, MD, Ph.D.	5,000			5.94	1/30/2008
**	58,333	141,667		1.75	5/12/2016

Les M. Taeger ***	34,375	115,625		5.15	1/16/2016
**	37,500	112,500		1.70	6/2/2016

Dana B. Shinbaum	14,583	35,417		3.27	10/29/2015
*	0	35,000		5.39	1/30/2016
**	37,500	112,500		1.70	6/2/2016

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)_

James M. Pusey, MD	24,375			5.31	4/5/2008
	103,125			5.88	4/5/2008
	42,969			5.88	4/5/2008

James T. Ryaby, Ph.D.	15,000			6.00	2/21/2007
	100			4.94	8/15/2007
	2,000			5.38	10/17/2007
	35,000			5.00	7/1/2008
	3,750			3.63	1/22/2009
	100			3.53	1/21/2010
	3,750			3.53	1/21/2010
	85,000			4.56	5/19/2010
	300			3.93	10/26/2011
	30,000			3.50	11/11/2012
	42,000			3.28	3/5/2013
	271	229		5.90	10/22/2014
*	0	35,000		5.39	1/30/2016
**	37,500	112,500		1.70	6/2/2016

* Vesting four years - 25% year one and monthly thereafter
** Vesting two years - monthly
*** Vesting four years - monthly

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Dana B. Shinbaum			15,000	26,000
James M. Pusey, MD			100,000	230,000
James T. Ryaby, Ph.D.			20,000	35,000
Sherry A. Sturman			20,000	35,000

Employment Contracts, Termination of Employment, and

Change-in-Control Arrangements

The Company hired Dr. James M. Pusey as Chief Executive Officer and Dr. Pusey signed an employment agreement with OrthoLogic on March 3, 2005, which provides for a minimum base salary of $350,000, which could be increased subject to annual reviews, and allowed for Dr. Pusey’s participation in a discretionary bonus program, which provided for a bonus of up to 50% of his base salary. Dr. Pusey received a signing bonus of $125,000 and an additional bonus of $125,000 paid at the one year anniversary of the commencement of his employment. In addition, Dr. Pusey’s employment agreement provided for the reimbursement of certain business, relocation and travel expenses as well as the medical, dental and other fringe benefits generally granted to the Company’s senior management. Under Dr. Pusey’s employment agreement, Dr. Pusey could be terminated at any time, with or without cause, at the option of either the Company or Dr. Pusey. In the event that Dr. Pusey was terminated without cause, he would have been entitled to receive 12 months’ salary, payable at the rate in effect at the time of termination in the ordinary course of business as if Dr. Pusey was continuing as an employee of the Company.

On March 3, 2005, the Company granted to Dr. Pusey options to purchase 425,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on March 3, 2005, as reported by the Nasdaq Global Market, and granted to Dr. Pusey, effective as of the date he commenced his employment, March 15, 2005, an option to purchase an additional 75,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on that date, as reported by the Nasdaq Global Market (the grant of the options to purchase 425,000 shares and 75,000 shares are collectively, the “Initial Option Grant”). The grants are evidenced by a Letter of Stock Option Grant for 200,000 shares and a Letter of Stock Option Grant for 300,000 shares, each of which provide for immediate vesting upon effectiveness of the grants as to 10% of the shares covered thereby and monthly vesting of the remainder in equal amounts over a period of 48 months, subject to continued employment by Dr. Pusey.

On March 3, 2005, the Company also granted to Dr. Pusey 200,000 shares of restricted stock of the Company (the “Restricted Shares”). The Letter of Restricted Stock Grant provides that the Restricted Shares shall be subject to restrictions on transferability and forfeiture, with such restrictions to lapse as to 50% of such stock upon the acceptance by the United States Food and Drug Administration for filing of a New Drug Application for Chrysalin for fresh fracture indications, and with the restrictions to lapse as to the remaining 50% upon the attainment of certain milestones to be mutually agreed upon by Dr. Pusey and the Compensation Committee of the Company’s Board of Directors. On March 18, 2006, 100,000 shares of Dr. Pusey’s restricted stock became fully vested.

In the event that the Company underwent a change of control or a sale of substantially all of its assets, Dr. Pusey’s employment agreement provided that Dr. Pusey would have been entitled to receive a special bonus of up to $2.0 million, and at least 90% of the shares included in the Initial Option Grant would have fully vested and the restrictions on at least 90% of the Restricted Shares would have fully lapsed upon such a change of control or sale of assets.

On April 5, 2006, Dr. Pusey resigned his position as Chief Executive Officer and President of the Company. Under Dr. Pusey’s separation agreement, Dr. Pusey received severance benefits of $100,000, paid in six equal installments and the Company’s normal executive health benefits for the six month period following his resignation. In accordance with Company policy, all of Dr. Pusey’s unvested stock options and restricted stock were cancelled upon Dr. Pusey’s resignation.

Effective April 5, 2006, Mr. John M. Holliman, III, became Executive Chairman and Principal Executive Officer. On May 12, 2006, the Company entered into an agreement with VV III Management, LLC and John M. Holliman, III, to compensate Mr. Holliman for his services as the Company’s Executive Chairman and principal executive officer (the “Holliman Agreement”).

Under the Holliman Agreement, Mr. Holliman’s services to the Company may be terminated by the Company at any time, with or without cause. In the event of termination without cause in connection with or following a Change in Control, payments under the Holliman Agreement will continue for six months after the date of termination. It provides for annual base cash compensation of $200,000, payable in accordance with the Company’s standard payroll practices and a target bonus of 40% of base compensation upon the achievement of individual and corporate performance objectives. In addition, the Holliman Agreement includes other terms and conditions consistent with agreements entered into with other Company executives.

In connection with Mr. Holliman’s services to the Company as its Executive Chairman and principal executive officer, on May 12, 2006 the Company also granted him options to purchase 200,000 shares of the Company’s common stock at an exercise price equal to $1.75, the closing price of the Company’s common stock on the date of grant as reported by the Nasdaq Global Stock Market. These options will vest in equal amounts over a twenty-four month period and are exercisable, subject to the vesting schedule, for ten years from the date of grant. In the event of a change of control or liquidation of the Company, the vesting of the options will be accelerated so that the options will become fully exercisable.

Effective April 5, 2006, Randolph C. Steer, MD, Ph.D., became President of the Company. Dr. Steer has performed consulting services for the Company since 2002.  On May 12, 2006, the Company also entered into an agreement with Randolph C. Steer, MD, Ph.D., to compensate Dr. Steer for his services as the Company’s President and Chief Operating Officer (the “Steer Agreement”). In connection with Dr. Steer’s services to the Company, Dr. Steer also executed an Intellectual Property, Confidentiality and Non-Competition Agreement, which sets forth restrictions on the disclosure of Company proprietary information and protects the Company’s interest in its intellectual property, and an Indemnification Agreement, which provides for indemnification by the Company for certain Company-related claims against the directors or officers to the fullest extent permitted by law, as well as the advancement of expenses relating to such claims.

Under the Steer Agreement, Dr. Steer’s services to the Company may be terminated by the Company at any time, with or without cause. If the event of termination is without cause, payments under the Steer Agreement will continue for three months after the date of termination. The Steer Agreement provides for annual base cash compensation of $300,000, payable in accordance with the Company’s standard payroll practices and a target bonus of 40% of base compensation upon the achievement of individual and corporate performance objectives. In addition, the Steer Agreement includes other terms and conditions consistent with agreements entered into with other Company executives.

In connection with Dr. Steer’s services to the Company, on May 12, 2006 the Company also granted him options to purchase 200,000 shares of the Company’s common stock at an exercise price equal to $1.75, the closing price of the Company’s common stock on the date of grant as reported by the Nasdaq Stock Market. These options will vest in equal amounts over a twenty-four month period and are exercisable, subject to the vesting schedule, for ten years from the date of grant. In the event of a change of control or liquidation of the Company, the vesting of the options will be accelerated so that the options will become fully exercisable.

On October 17, 2005, the Company entered into an employment agreement with Dana Shinbaum (the “Shinbaum Employment Agreement”), pursuant to which Mr. Shinbaum serves as the Company’s Vice President of Business Development and Strategic Marketing. Under the Shinbaum Employment Agreement, Mr. Shinbaum may be terminated at any time, with or without cause, at the option of either the Company or Mr. Shinbaum. If the Company terminates Mr. Shinbaum without cause, provided Mr. Shinbaum first executes a Severance Agreement in the form then used by the Company, the Company shall continue to pay to Mr. Shinbaum his minimum base salary in effect at the time of termination for a period of one year following the date of termination, at the time and in the manner dictated by the Company’s standard payroll policies. Should such termination occur as a result of a Change in Control, the Company shall also pay Mr. Shinbaum a pro-rata share of his bonus at the time of termination. Effective January 29, 2007, Mr. Shinbaum’s annual base salary was increased to $235,000. Under the initial terms of Mr. Shinbaum’s employment with the Company, the Company granted him 15,000 shares of restricted stock, subject to performance vesting requirements, which fully vested in 2006, and options to purchase 50,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the business day immediately preceding the date of such grant, as reported by the Nasdaq Global Market. In addition, Mr. Shinbaum is eligible to participate in the Company’s discretionary bonus program, which provides for a bonus of up to 40% of his base salary, and Mr. Shinbaum will receive medical, dental and other fringe benefits generally granted to the Company’s senior management. Under the employment agreement, Mr. Shinbaum was granted a signing bonus of $50,000, paid $35,000 on the date of the agreement and $15,000 upon completion of one year of service. Mr. Shinbaum also received relocation assistance of $34,735.

On January 10, 2006, the Company entered into an employment agreement with Les M. Taeger, dated as of January 10, 2006, effective as of January 16, 2006 (the “Taeger Employment Agreement”), pursuant to which Mr. Taeger serves as the Company’s Senior Vice President / Chief Financial Officer. Under the Taeger Employment Agreement, Mr. Taeger may be terminated at any time, with or without cause, at the option of either the Company or Mr. Taeger. If the Company terminates Mr. Taeger without cause, provided Mr. Taeger first executes a Severance Agreement in the form then used by the Company, the Company shall continue to pay to Mr. Taeger his minimum base salary in effect at the time of termination for a period of one year following the date of termination, at the time and in the manner dictated by the Company’s standard payroll policies. Should such termination occur as a result of a Change in Control, the Company shall also pay Mr. Taeger a pro-rata share of his bonus at the time of termination. Effective January 29, 2007, Mr. Taeger’s annual base salary was increased to $235,000. Under the initial terms of Mr. Taeger’s employment with the Company, the Company granted him options to purchase 150,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the business day immediately preceding the date of such grant, as reported by the Nasdaq Global Market. In addition, Mr. Taeger is eligible to participate in the Company’s discretionary bonus program, which provides for a bonus of up to 45% of his base salary, and Mr. Taeger will receive medical, dental and other fringe benefits generally granted to the Company’s senior management.

On November 8, 2004, the Company entered into a Third Amended and Restated Employment Agreement with Sherry A. Sturman (the “Sturman Agreement”), which provides for a minimum base salary, currently $225,000 per year. Ms. Sturman was also eligible for annual and long-term incentives, including performance-based bonuses. Under the terms of the Sturman Agreement, on January 16, 2006, Ms. Sturman elected a two-year transition leading to the termination of Ms. Sturman’s employment with the Company. Under the terms of the Sturman Agreement, Ms. Sturman was eligible to continue receiving salary, at declining base salary rates, and benefits from February 16, 2006 to February 15, 2008.

The Company entered into an employment agreement with James T. Ryaby, Ph.D. This annual contract provided for a one-year employment term that was automatically renewed. Effective as of November 17, 2006, the Company entered into a Separation Agreement and Release (the "Separation Agreement") and a Consulting Agreement (the "Consulting Agreement") with James T. Ryaby, Ph.D., the Company's Senior Vice President and Chief Scientific Officer in connection with Dr. Ryaby’s resignation. Under the terms of the Separation Agreement, the Company’s Employment Agreement with Dr. Ryaby dated June 1, 2001, as amended, was terminated effective November 17, 2006. The Separation Agreement provides that Dr. Ryaby’s outstanding stock options will continue to vest and vested options will continue to be exercisable during the term of the Consulting Agreement.

Under the Consulting Agreement, Dr. Ryaby will provide exclusive consulting services for the Company through March 20, 2007, and substantially exclusive consulting services thereafter. The Consulting Agreement terminates on December 31, 2007, but may be terminated by either party upon sixty (60) days notice given on or after March 20, 2007. The Consulting Agreement provides for payment for services at an annual rate of $250,000, payable monthly, and a one-time payment of $40,000 to cover Dr. Ryaby’s consulting start-up expenses.

Under the Company’s stock option plans, upon the occurrence of a merger in which the Company is not the surviving entity, a sale of substantially all of the assets of the Company, an acquisition by a third party of 100% of the Company’s outstanding equity securities or a similar reorganization of the Company, 75% of all unvested options will vest, with the balance vesting equally over 12 months or according to the individual’s vesting schedule, whichever is earlier. If the option holder loses his position with the Company as a result of the merger or sale, 100% of his options will immediately vest. Additionally, the Company’s 1997 Stock Option Plan and 2005 Equity Incentive Plan provide that, upon a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation, outstanding options shall be substituted on an equitable basis for options for appropriate shares of the surviving corporation, or optionees shall receive cash in exchange for cancellation of outstanding options.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The role of the Audit Committee (the “Audit Committee”) is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accountant is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

Among other matters, the Audit Committee monitors and oversees the activities and performance of the external independent registered public accountant, including the audit scope, external audit fees, and auditor independence matters. The Audit Committee also is responsible for approving non-audit services proposed to be performed by the independent auditor. The Audit Committee has responsibility to appoint and dismiss the Company’s independent auditor. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements with management and the independent registsered public accountant. The Audit Committee has also discussed with the independent registered public accountant the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees, and Rule 2-07 of Regulation S-X. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accountant required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and written confirmations from management with respect to services provided by the independent registered public accountant, has considered whether the provision of non-audit services by the independent registered public accountant to the Company is compatible with maintaining the auditor’s independence and has discussed with the independent registered public accountant the independent registered public accountant’s independence. The Audit Committee met four times in 2006, each time meeting separately with the independent registered public accountant without the presence of management.

Based upon the reports and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee during 2006:
Elwood D. Howse, Jr.
Augustus A. White, III, MD, Ph.D.
Fredric J. Feldman, Ph.D.

The foregoing report of the Audit Committee of the Company’s Board of Directors shall not be deemed soliciting material or otherwise deemed filed and shall not be subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, or deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the Report by reference therein.

CODE OF CONDUCT AND CORPORATE GOVERNANCE

In March 2004, the Company adopted a code of conduct that applies to all of its employees and has particular sections that apply only to its principal executive officer and senior financial officers. The Company has posted the text of its code of conduct on its website under the “Investors” section under the link for the “Code of Conduct.” In addition, the Company will promptly disclose on its website (1) the nature of any amendment to its code of conduct that applies to its principal executive officer and senior financial officers, and (2) the nature of any waiver, including an implicit waiver, from a provision of its code of conduct that is granted to one of these specified officers, the name of such officer who is granted the waiver and the date of the waiver.

The full Board of Directors addresses all matters regarding corporate governance (that is, the relationships of the Board, the stockholders and management in determining the direction and performance of the Company) and the procedural rules regarding the operation of the Board itself. As such, the Board reviews all proposals submitted by stockholders for action at the annual stockholders’ meeting with regards to each such proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has entered into indemnity agreements with all of its directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.

On February 23, 2006, the Company entered into an Asset Purchase Agreement and Plan of Reorganization (the “Definitive Agreement”) to acquire certain assets and certain liabilities of AzERx, Inc. (“AzERx”) for $390,000 in cash and the issuance of 1,325,000 shares of the Company’s common stock, with a market value of $7.5 million based on the closing share price on the date the Definitive Agreement was entered into. Pursuant to the terms of the Definitive Agreement, the Company acquired an exclusive license for the core intellectual property relating to AZX100, a 24-amino acid peptide. In addition, the Company agreed to issue 30,000 shares of its common stock to Arizona Science and Technology Enterprises, LLC, the licensor of AzERx’s core technology patents, in connection with certain modifications of the license effective upon consummation of the transactions contemplated in the Definitive Agreement. The transaction closed February 27, 2006.

The Chairman of the Company’s Board of Directors, John M. Holliman, III, is a member of the AzERx board of directors and is affiliated with Valley Ventures III, L.P., an investment fund that owned approximately 30% of AzERx’s fully diluted equity at the time of the transaction. Mr. Holliman recused himself from all Board matters involving AzERx. This included the Board’s analysis of AzERx as a potential target of acquisition for expanding the Company’s drug development portfolio, and subsequent negotiations between the Company and AzERx, which were led by the Company’s Chief Executive Officer. In addition, Mr. Holliman was not present during the deliberations and vote of the Board approving the Definitive Agreement and the transactions contemplated thereby. The Board has evaluated NASDAQ Listing Standards and Security and Exchange Regulations regarding director independence and believes Mr. Holliman continued to meet the requirements to be considered an independent director until April 5, 2006, at which time Mr. Holliman became Executive Chairman and Principal Executive Officer of the Company and no longer met the requirements to be considered an independent director.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, its executive officers and any persons holding more than 10% of the Company’s Common Stock are required to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established, and the Company is required to disclose any failure to file by these dates. The company believes that all of these filing requirements were satisfied during the year ended December 31, 2006 except as follows:

1) The Board of Directors receive an annual grant on January 1 of each year of fully vested options to purchase 10,000 shares of the Company’s common stock. The grants on January 1, 2006 were required to be reported by January 3, 2006, but were actually reported on Form 4’s filed with the SEC on January 13, 2006; and

2) As reported on Form 5 filed with the SEC on February 14, 2007, John M. Holliman, III, did not file by the appropriate due date a change in ownership of the Company’s common stock caused by the acquisition of a beneficial interest of 1,658 shares of the Company’s common stock, in connection with the AzERx, Inc. transaction on February 27, 2006, through Mr. Holliman’s interest in a partnership that holds a general partnership interest in Valley Ventures III, LP.

In making these disclosures, the Company has relied solely on written representations of those persons it knows to be subject to the reporting requirements and copies of the reports that they have filed with the SEC.

EQUITY COMPENSATION PLANS

The following provides tabular disclosure of the number of securities to be issued upon the exercise of outstanding options, the weighted average exercise price of outstanding options, and the number of securities remaining available for future issuance under equity compensation plans as of December 31, 2006, aggregated into two categories - plans that have been approved by stockholders and plans that have not.

	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in
Plan Category:			column a)
Equity Compensation Plans Approved by Secutity Holders	3,438,126	$3.69	1,030,894

Equity Compensation Plans Not Approved by Security Holders (1)	103,125	$5.88	-
	3,541,251	$3.75	1,030,894

(1)
Includes options outstanding and exercisable by James M. Pusey, MD, former CEO, to purchase 103,125 shares of the Company's common stock at a weighted average exercise price of $5.88 with no additional options

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

On June 14, 2006 the Company dismissed Deloitte & Touche, LLP, (“Deloitte”) as its independent registered public accounting firm. The decision to dismiss Deloitte was initiated and approved by the Audit Committee of the Company’s Board of Directors. On June 19, 2006, the Audit Committee of the Board of Directors appointed Ernst & Young LLP (“E&Y) as our independent registered public accounting firm.

The Board of Directors is submitting the selection of the independent registered public accountant firm for shareholder ratification at the 2006 Annual Meeting and recommends that stockholders vote FOR ratification of such appointment.

In the event the shareholders fail to ratify the appointment, the Audit Committee will consider it a direction to consider other accounting firms for the subsequent year. E&Y representatives are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Deloitte’s reports on the Company’s financial statements for the fiscal years ended December 31, 2005 and 2004, respectively, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. Deloitte’s audit reports on the Company’s financial statements for the fiscal years ended December 31, 2005 and 2004 did contain an explanatory paragraph regarding the fact that the Company was in the Development Stage. The audit reports of Deloitte on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the financial statements of the Company for the years ended December 31, 2005 and 2004 and through the interim period of January 1, 2006 through June 14, 2006, there were no disagreements between us and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make a reference to the subject matter of the disagreements in connection with its reports. During the years ended December 31, 2005 and 2004, and during the subsequent interim period of January 1, 2006 through June 14, 2006, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K. During the Company’s fiscal years ended December 31, 2005 and 2004 and through the interim period of January 1, 2006 through June 14, 2006, we did not consult with E&Y regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulations S-K.

The Company provided Deloitte with a copy of this disclosure and requested that Deloitte furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not Deloitte agrees with the above statements. A copy of such letter dated June 19, 2006 from Deloitte is filed as Exhibit 16.1 to our Form 8-K filed with the Securities and Exchange Commission on June 20, 2006.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR THE 2007 FISCAL YEAR.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to the Company for the years ended December 31, 2006 and December 31, 2005 by our principal accounting firms Ernst & Young, LLP and Deloitte & Touche LLP.

Type of Fee	Amount
	2006	2005

Audit-Fees (1)	$332,000	$540,000
Audit-Related Fees (2)	59,000	22,000
Total Audit and Audit-Related Fees	391,000	562,000
Tax Fees (3)	28,000	35,000
All Other Fees (4)	-	-
Total Fees	$419,000	$597,000

(1)
Audit fees include fees for services rendered in connection with the audits of the Company’s financial statements for the fiscal years ended December 31, 2006 and 2005, audit of management’s assessment including Management’s Annual Report on Internal Control over Financial Reporting as of December 31, 2006 and 2005, and reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q during the applicable fiscal year.

(2)
Audit-related fees include fees for services rendered for matters such as the purchase of substantially all of the assets of AzERx, Inc., sales of shares of the Company’s common stock to PharmaBio Development, Inc., audits of employee benefit plans and responses to accounting and reporting-related matters.

(3)	Tax fees include fees for services rendered for tax compliance, preparation of original and amended tax returns, claims for refunds and other tax services.
(4)
Our principal accounting firms did not perform nor bill the Company for any other services during the fiscal years ended December 31, 2006 and 2005 that are appropriately classified as “All Other Fees.”

The Audit Committee has concluded that the services provided by the principal accounting firms that were not related to the audit of the Company’s financial statements were at all times compatible with maintaining that firm’s independence.

Consistent with the rules of the Securities and Exchange Commission regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for, and overseeing the work of, the independent auditor. In recognition of this responsibility, the Audit Committee has included in its charter the responsibility to pre-approve “all auditing services and permitted non-auditing services proposed to be performed by the independent auditor, subject to the de minimis exceptions for non-audit services that were not recognized as non-audit services at the time of engagement and which are subsequently approved by the committee prior to completion of the audit.” No fees were paid to the independent auditor pursuant to the “de minimis” exception to the foregoing pre-approval policy in 2006.

OTHER MATTERS

The Company knows of no other matters to be submitted at the Annual Meeting. If any other matter properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

STOCKHOLDER PROPOSALS

Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company’s Annual Meeting for the fiscal year ending December 31, 2007 must be received by the Company no later than December 14, 2007 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Additionally, if a stockholder wishes to present to the Company an item for consideration as an agenda item for a meeting without inclusion in the proxy statement, he, she or it must timely give notice to the Secretary and give a brief description of the business desired to be discussed. To be timely for next year’s Annual Meeting, our bylaws require that such notice must have been delivered to or mailed to and received by the Company between 60 and 90 days prior to that Annual Meeting. If we do not publicly announce our meeting date or give notice of our meeting date at least 70 days before next year’s Annual Meeting, stockholders may submit items for consideration as agenda items until 5:00 pm on the 15th day after the public disclosure or notice.

ANNUAL REPORT

A copy of the Company’s 2006 Annual Report to Stockholders is enclosed. The Annual Report to Stockholders is not a part of the proxy soliciting material enclosed herewith. Upon the written request of any stockholder entitled to vote at the Annual Meeting, the Company will furnish, without charge, a copy of the Company’s annual report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission. Copies of exhibits to the annual report on Form 10-K are also available upon specific request and payment of 25 cents per page for reproduction plus $3.00 for postage and handling. All requests should be directed to the Secretary of the Company at 1275 West Washington Street, Tempe, Arizona 85281.

HOUSEHOLDING

We have adopted the “householding” procedure approved by the Securities and Exchange Commission that allows the Company to deliver one proxy statement and annual report to a household of stockholders instead of delivering a set of documents to each stockholder in the household. This procedure is more cost effective because it reduces the number of materials to be printed and mailed. If they have elected, stockholders who share the same last name and address will receive one proxy statement and annual report per address unless the Company receives, or has previously received, contrary instructions. Stockholders will continue to receive separate proxy cards/voting instruction forms to vote their shares.

If you would like to receive a separate copy of the proxy statement and annual report for this year, please write or call the Company at the following address or telephone number: OrthoLogic Corp., Corporate Secretary, 1275 West Washington Street, Tempe, Arizona 85281; (800) 937-5520. Upon receipt of your request, the Company will promptly deliver the requested materials to you.

If you and other OrthoLogic stockholders of record with whom you share and address currently receive multiple sets of the proxy statement and annual report, and you would like to receive only a single copy of each in the future, please contact our distribution agent, ADP, by calling (800) 542-1061. If you hold your shares in street name (that is, through a bank, brokerage account or other record holder), please contact your bank, broker or the other record holder to request information about householding. You may also revoke your consent to householding by contacting ADP, Attention Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone (800) 542-1061.

April 13, 2007	THE BOARD OF DIRECTORS

ORTHOLOGIC CORP.
PROXY
2007 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John M. Holliman, III and Les M. Taeger, and each or either of them, as Proxies, with full power of substitution, to represent and to vote, as designated below, all shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of OrthoLogic Corp. to be held on May 10, 2007, or any adjournment thereof, hereby revoking any proxy previously given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1 and 2

(Continued and to be dated and signed on the reverse side.)

ORTHOLOGIC CORP.
P.O. BOX 11365
NEW YORK, N.Y. 10203-0365

1.	PROPOSAL TO ELECT A CLASS I DIRECTOR FOR A TERM EXPIRING IN YEAR 2010

FOR the nominee listed below (except as marked to the contrary below) ☐

WITHHOLD AUTHORITY to vote for the nominee listed below ☐

Nominee: Fredric J. Feldman, Ph.D.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For” box and write the nominee’s name on the exceptions line below.)
Exceptions

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG, LLP, as the Company’s
Independent Registered Public Accounting Firm for fiscal year 2007

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.   In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof as set forth in the Notice and Proxy Statement relating to this meeting, receipt of which is hereby acknowledged.

Change of Address and/or
Comments Mark Here ☐

Please sign exactly as name appears to the left. Where shares are held by more than one owner, all should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, partnership, limited liability entity, or any other entity, please sign in the name of the entity by the president or other authorized officer.

Dated:	, 2007

Signature

Votes must be indicated in Black or Blue ink.

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)